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                                 NAME OF OPTIONEE:
                                                  ------------------------------

                                    ASSUMPTION AND MODIFICATION OF
                                    NARA BANK, N.A. STOCK OPTION AGREEMENT
                                    UNDER NARA BANCORP, INC. 2001
                                    NARA BANK, N.A. 1989
                                    CONTINUATION STOCK OPTION PLAN


Date:             _____________ ___, 2001

Parties: Nara Bancorp, Inc. a Delaware corporation ("Bancorp") and ________________, Optionee

RECITALS:

     A. Bancorp and Nara Bank, N.A. ("Bank") have entered into an Plan of Reorganization and Agreement of Merger (the "Agreement") dated as of November 10, 2000, which provides for the merger of Bank with and into Bancorp.

     B.   (a) Section 2.4 of the Agreement provides as follows:

          2.4 STOCK OPTIONS. At the close of business on the Effective Date, Bancorp will assume Bank's rights and obligations under Bank's 1989 Stock Option Plan (the "Plan") and under each of the outstanding options and incentives previously granted under the Plan (each such option and incentive existing immediately prior to the Effective Date being an "existing award" and each such option or incentive so assumed by Bancorp being called an "assumed award"), by which assumption all rights of a grantee of an existing award relating to Bank Common Stock shall become the same right with respect to Bancorp Common Stock on a one for one basis. Each assumed award, subject to such modification as may be required (and subject to the requirements of the Securities Act of 1933, as amended and the California Blue Sky law), shall constitute a continuation of the existing award substituting Bancorp for Bank. The price per share of Bancorp Common Stock at which the assumed award (or any installment) may be exercised shall be the price as was applicable to the purchase of Bank Common Stock pursuant to the existing award, and all other terms and conditions applicable to the assumed awards shall, except as herein provided, be unchanged. Upon consummation of the Merger, the Plan shall be terminated and assumed awards shall become awards made pursuant to Bancorp's 2000 Long Term Incentive Plan.

          (b) The term "Effective Time," as used herein, shall mean the Effective Time of the Merger as such term is defined in the Agreement. The Effective Time occurred on February 2, 2001.

          (c) The purposes of this Assumption and Modification of Nara Bank, N.A. Stock Option Agreement (the "Assumption Option Agreement") under the Nara Bancorp 2001

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Nara Bank, N.A. 1989 Continuation Stock Option Plan (the "Continuation Plan")
are to set forth the assumption of the Bank Stock Options held by Optionee converted, however, to options to purchase shares of Bancorp Financial common stock ("Bancorp Common Stock"), to reflect that the options will be governed by the terms of the Continuation Stock Option Plan, and to make other appropriate revisions to the Bank Stock Option Agreement between Optionee and Bank made as of _______________ __, 19___ (the "Old Bank Agreement").

AGREEMENT:

     FOR VALUABLE CONSIDERATION, the parties agree as follows:

     1. ASSUMPTION OF OPTIONS. All options to purchase Bank Common Stock under the Old Bank Agreement that were unexercised immediately prior to the Effective Time are hereby assumed as of the Effective Time, except that, and in accordance with the terms of the Merger Agreement.

     2. TERMS GOVERNING NEW OPTIONS. The terms and conditions governing the New Option shall be those terms and conditions set forth in the Old Bank Agreement with the following revisions:

          (a) The title of the Old Bank Agreement is hereby changed to that of this Assumption Option Agreement.

          (b) Unless indicated to the contrary herein, all references in the Old Bank Agreement to the Company, the Plan, the option and the shares are hereby changed to references to Bancorp, the Continuation Plan, the New Option and the Bancorp Shares, respectively.

          (c) The New Options will remain subject to the terms contained in the Old Bank Agreement, so that the New Options outstanding immediately after the Effective Time for ____________ Bancorp Shares shall be immediately exercisable.

          (d) The New Options shall be treated as having been granted on the date of the grant of the Bank Stock Options which date was _____________ __, 19___.

          (e) Effective as of the Effective Time, all references in the Old Bank Agreement to the Bank Plan shall be references to the Continuation Plan.

     3. METHOD OF AGREEMENT; RECEIPT OF CONTINUATION PLAN; OLD BANK AGREEMENT ATTACHED. This Assumption Option Agreement is addressed to the Optionee and shall not become effective until the Effective Time occurs and the Optionee executes his or her agreement below and returns one copy to Bancorp, thereby acknowledging that (s)he has received, read and agreed to all the terms and conditions of this Assumption Option Agreement and the Continuation Plan. A copy of the Old Bank Agreement is attached hereto and marked as "EXHIBIT A".


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Executed as of the day and year first above written.


NARA BANCORP, INC.


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BY:


AGREED:



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Optionee,
Name:
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